Exhibit 99.1

COLONY CAPITAL ANNOUNCES

FIRST QUARTER 2015 FINANCIAL RESULTS

Los Angeles, CA, May 6, 2015 – Colony Capital, Inc. (NYSE: CLNY) (the “Company”) today announced financial results for the first quarter ended March 31, 2015 and declared a dividend of $0.37 per share of Class A and Class B common stock for the second quarter of 2015.

First Quarter 2015 Highlights

•	Core Earnings of $34.6 million, or $0.31 per basic share; excluding transaction expenses primarily relating to the combination with Colony Capital, LLC, Core Earnings were $49.2 million, or $0.45 per basic share.

•	Introducing core funds from operations (Core FFO) of $53.6 million, or $0.49 per basic share.

•	Declared and paid a first quarter dividend of $0.37 per common share.

•	Invested and agreed to invest approximately $529 million composed of $209 million in 11 loan originations and $320 million in five real estate equity investments. The Company plans to either finance or sell senior interests in a majority of the loan originations resulting in combined levered and retained interests expected to produce a current yield of approximately 13% on a blended basis. The Company also plans to obtain investment-level, non-recourse financing on certain real estate equity investments which were underwritten to achieve an expected levered internal rate of return in excess of 15% on a blended basis.

•	Subsequent to the end of the quarter, the Company completed the combination transaction with Colony Capital, LLC for aggregate upfront consideration of $659 million based on the closing share price of $26.19 on April 1, 2015. As a result of the transaction, the Company changed its name from Colony Financial, Inc. to Colony Capital, Inc.

•	Subsequent to quarter end: (i) invested and agreed to invest an additional $181 million in three loan originations and one real estate equity acquisition; (ii) issued approximately $288 million of 7.125% Series C Cumulative Redeemable Perpetual Preferred Stock; and (iii) declared a second quarter dividend of $0.37 per share of Class A and Class B common stock.

First Quarter Operating Results

For the first quarter of 2015, the Company reported total income of $116.6 million and net income attributable to common stockholders of $3.6 million, or $0.03 per basic share. Core Earnings were $34.6 million, or $0.31 per basic share. Excluding transaction expenses primarily relating to the combination with Colony Capital, LLC, Core Earnings were $49.2 million, or $0.45 per basic share.

The Company is also introducing two new financial metrics: funds from operations (FFO) and core funds from operations (Core FFO), which were $29.7 million, or $0.27 per basic share and $53.6 million, or $0.49 per basic share, respectively, for the first quarter of 2015. For more information and a reconciliation of net income attributable to common stockholders to FFO and Core FFO, please refer to the descriptions and tables at the end of this press release. Going forward, the Company will cease reporting Core Earnings because incentive fees which were based on this metric are no longer payable to an external manager as a result of the combination transaction summarized below. Furthermore, this convention is more consistent with how our equity REIT peers report.

	Three Months Ended March 31, 2015		Three Months Ended March 31, 2014
(In thousands, except per share data)	Amount	Per Basic Share	Amount	Per Basic Share
Core FFO attributable to common stockholders	$53,561	$0.49	$28,643	$0.35
FFO attributable to common stockholders	29,663	0.27	19,183	0.23
Core Earnings	34,634	0.31	27,146	0.33
Net income attributable to common stockholders	3,557	0.03	16,375	0.20

“First quarter operating trends were very positive throughout our portfolio,” said Richard Saltzman, the Company’s President and Chief Executive Officer. “Most importantly, we closed on the combination transaction with Colony Capital, LLC shortly after the quarter’s end on April 2 and are now internally-managed. As a result, we are already seeing certain benefits to our business and are only more excited about the enormous potential of this highly transformative transaction. This includes sponsoring the next generation of funds in the existing Colony funds family as well as various new programs, all of which we will be reporting on in ensuing quarters.”

Combination Transaction

On April 2, 2015, Colony Financial, Inc. completed the combination transaction with Colony Capital, LLC, the parent company of its manager, including the contribution of substantially all of Colony Capital, LLC’s real estate and investment management business and operations. As a result of the transaction, the Company, which has been renamed Colony Capital, Inc., has become an internally-managed publicly-traded REIT listed on the New York Stock Exchange under the same ticker symbol CLNY. The Company now employs Colony Capital, LLC’s former personnel including all of its senior executives led by Executive Chairman Thomas J. Barrack, Jr. and Chief Executive Officer and President Richard B. Saltzman, who have both entered into five-year employment agreements and related lock-up and non-competition arrangements with the Company. The transaction included the formation of an umbrella partnership real estate investment trust (UPREIT) with a subsidiary operating partnership that holds all the assets and directly or indirectly conducts substantially all of the Company’s business. The UPREIT structure is tax efficient and provides the Company with more competitive options when making investments in the future. Based on the closing share price of $26.19 on April 1, 2015, aggregate potential consideration was $779 million of which approximately $659 million was paid upfront in a combination of common stock and operating partnership units and the balance represents contingent consideration that is subject to multi-year performance targets. While the Company continues to hold its significant ownership stake in Colony American Homes (“CAH”) and will receive certain cost reimbursements under a transition services agreement with CAH, it did not acquire Colony Capital, LLC’s ownership interest in CAH and will not receive management fees from CAH due to the internalization of CAH’s management in November 2014.

First Quarter Investment Activity

Light Industrial Platform

At the end of the fourth quarter of 2014, the Company acquired a large portfolio of light industrial properties and associated operating platform. The portfolio acquisition was completed through an indirectly owned operating partnership with third-party limited partners, who currently own 38%, while the Company acquired 100% of the associated operating platform. The acquisition is herein referred to as the Colony Light Industrial Platform (“CLIP”). As of March 31, 2015, CLIP’s portfolio consisted of 261 primarily light industrial assets comprising 31 million square feet across 16 major U.S. markets and was 90% leased, up from 89% as of December 31, 2014. During the first quarter, CLIP acquired four light industrial buildings totaling 0.7 million square feet for approximately $42 million. Total assets in this segment were $1.7 billion as of March 31, 2015.

Subsequent to the end of the quarter, CLIP acquired six light industrial buildings totaling 0.7 million square feet for approximately $42 million and is under contract to acquire seven light industrial buildings totaling 2.1 million square feet for $109 million.

Single-Family Residential Rentals

The Company has an investment in single-family residential rental homes through its 23% interest in CAH which is reported under the equity method. As of March 31, 2015, CAH owned approximately 19,000 homes in eleven states and the overall portfolio was 91% occupied, up from 87% occupied as of December 31, 2014. As of April 30, 2015, CAH owned approximately 19,000 homes and the overall portfolio occupancy increased to 93%. During the first quarter, renovation and leasing productivity continued with approximately 675 homes renovated and 800 homes leased per month. Also during the first quarter, average rent growth on lease renewals was 3.8% while the annualized retention rate of tenants with expiring leases was 76%. The Company maintained its funded investment in CAH at $550 million as of March 31, 2015.

CAH continues to focus on the growth and development of Colony American Finance (“CAF”), its wholly owned subsidiary that lends to other owners of single family homes for rent. CAF has cumulatively closed approximately $600 million of loans as of April 30, 2015. Expansion of this lending program will remain a strategic initiative and once scaled, CAF’s loan portfolio may be financed in the capital markets in the future.

Other Real Estate Equity Investments

The Company’s investment in other real estate equity includes triple net lease investments, real estate acquired in settlement of loans, common equity in real estate or related companies, and certain preferred equity investments with profit participation meeting certain risk and return profiles. During the first quarter, the Company invested and committed to invest $278 million in four real estate equity investments. Total assets for this segment were $831 million at March 31, 2015.

Real Estate Debt

The Company’s real estate debt portfolio includes originations and acquisitions of senior loans and subordinated debt including preferred equity meeting certain risk and fixed return parameters. During the first quarter, the Company invested $209 million to originate 11 loans. This included five first mortgage loans and three mezzanine loans totaling $117 million within the Company’s Transitional CRE Lending Platform. We plan to either finance or sell senior interests in a majority of the loan originations resulting in combined levered and retained interests expected to produce a current yield of approximately 13% on a blended basis. Total assets in this segment were $3.1 billion as of March 31, 2015.

Subsequent to the end of the quarter, the Company originated three additional loans totaling $139 million. We plan to either finance or sell senior interests in two of the loans resulting in combined levered and retained interests expected to produce a current yield of approximately 12% on a blended basis.

Preferred Stock Offering

In April 2015, the Company completed an underwritten public offering of 11,500,000 shares of its 7.125% Series C Cumulative Redeemable Perpetual Preferred Stock with a liquidation preference of $25.00 per share, including the full exercise of the overallotment option by the underwriters. The net offering proceeds, after deducting underwriting discounts and commissions and offering costs payable by the Company, were approximately $278 million. Dividends on the Series C Preferred Stock will be payable quarterly in arrears on or about the 15th day of each January, April, July and October. The first dividend on the Series C Preferred Stock sold in this offering will be paid on July 15, 2015 and will be in the amount of $0.4552 per share.

Common and Preferred Stock Dividends

On May 6, 2015, the Company’s Board of Directors declared (i) a dividend of $0.37 per share of Class A and Class B common stock for the second quarter of 2015, (ii) a cash dividend of $0.53125 per share on the Company’s 8.50% Series A Cumulative Perpetual Preferred Stock for the quarterly period ending July 15, 2015, (iii) a cash dividend of $0.46875 per share on the Company’s 7.50% Series B Cumulative Perpetual Preferred Stock for the quarterly period ending July 15, 2015, and (iv) a cash dividend of $0.4552 per share on the Company’s 7.125% Series C Cumulative Perpetual Preferred Stock for the quarterly period ending July 15, 2015. All dividends will be paid on July 15, 2015 to respective stockholders of record on June 30, 2015.

On February 19, 2015, the Company’s Board of Directors declared (i) a dividend of $0.37 per common share for the first quarter of 2015, (ii) a cash dividend of $0.53125 per share on the Company’s 8.50% Series A Cumulative Perpetual Preferred Stock for the quarterly period ending April 15, 2015, and (iii) a cash dividend of $0.46875 per share on the Company’s 7.50% Series B Cumulative Perpetual Preferred Stock for the quarterly period ending April 15, 2015. All dividends were paid on April 15, 2015 to respective stockholders of record on March 31, 2015.

Non-GAAP Financial Measures

The Company presents non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found at the end of this press release.

Conference Call

Colony Capital, Inc. will conduct a conference call to discuss the results on Thursday, May 7, 2015, at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration) and use conference ID 13606591. International callers should dial (201) 689-8471 and enter the same conference ID number. For those unable to participate during the live call, a replay will be available beginning May 7, 2015 at 10:00 a.m. PT / 1:00 p.m. ET, through May 14, 2015, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 (U.S.), and use conference ID 13606591. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s website at www.colonyinc.com. A webcast of the call will be available for 90 days on the Company’s website.

About Colony Capital, Inc.

Colony Capital, Inc. is a leading global real estate and investment management firm headquartered in Los Angeles, California with 14 offices in 10 countries and more than 300 employees. Prior to its combination with Colony Financial, Inc. in 2015, Colony Capital, LLC sponsored $24 billion of equity across a variety of distinct funds and investment vehicles that collectively invested over $60 billion of total capital. The Company targets attractive risk-adjusted investment returns and its portfolio is primarily composed of: (i) general partner interests in Company sponsored private equity funds and vehicles; (ii) real estate equity; and (iii) real estate and real estate-related debt. The Company has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause actual results to differ significantly from those expressed in any forward-looking statement.

All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 27, 2015, as amended by Amendment No. 1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 31, 2015 and other risks described in documents subsequently filed by the Company from time to time in the future with the SEC.

Investor Contact:

Colony Capital, Inc.

Darren Tangen

Executive Director and Chief Financial Officer

310-552-7230

or

Addo Communications, Inc.

Lasse Glassen, 310-829-5400

lasseg@addocommunications.com

(FINANCIAL TABLES FOLLOW)

COLONY CAPITAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2015	December 31,
	(Unaudited)	2014
ASSETS
Cash	$64,296	$141,936
Loans held for investment, net	2,146,897	2,131,134
Real estate assets, net:
Held for investment	1,814,783	1,643,997
Held for sale	16,163	—
Investments in unconsolidated joint ventures	1,755,344	1,646,977
Intangible assets, net	143,523	126,060
Other assets	222,887	181,744

Total assets	$6,163,893	$5,871,848

LIABILITIES AND EQUITY
Liabilities:
Line of credit	$398,400	$164,000
Debt	2,053,525	1,979,665
Accrued and other liabilities	161,177	128,119
Due to affiliates	10,428	12,236
Dividends payable	47,770	47,537
Convertible senior notes	604,424	604,498

Total liabilities	3,275,724	2,936,055

Commitments and contingencies
Equity:
Stockholders’ equity:
Preferred stock:
8.5% Series A Preferred Stock	101	101
7.5% Series B Preferred Stock	34	34
Common stock	1,103	1,096
Additional paid-in capital	2,518,722	2,512,743
Distributions in excess of earnings	(105,244)	(68,003)
Accumulated other comprehensive loss	(46,370)	(28,491)

Total stockholders’ equity	2,368,346	2,417,480
Noncontrolling interests	519,823	518,313

Total equity	2,888,169	2,935,793

Total liabilities and equity	$6,163,893	$5,871,848

COLONY CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Income
Interest income	$46,137	$33,102
Rental income and tenant reimbursements	43,793	3,241
Equity in income of unconsolidated joint ventures	26,349	22,639
Other income	333	225

Total income	116,612	59,207

Expenses
Management fees	14,961	10,713
Investment and servicing expenses	2,617	1,261
Transaction costs	14,190	4,550
Interest expense	26,593	8,949
Property operating expenses	14,011	848
Depreciation and amortization	22,308	1,252
Administrative expenses	4,781	2,519

Total expenses	99,461	30,092

Other (loss) gain, net	(286)	980

Income before income taxes	16,865	30,095
Income tax expense	650	245

Net income	16,215	29,850
Net income attributable to noncontrolling interests	5,686	8,120

Net income attributable to Colony Capital, Inc.	10,529	21,730
Preferred dividends	6,972	5,355

Net income attributable to common stockholders	$3,557	$16,375

Net income per common share:
Basic	$0.03	$0.20

Diluted	$0.03	$0.20

Weighted average number of common shares outstanding:
Basic	109,415	80,952

Diluted	109,415	80,952

COLONY CAPITAL, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

“Core Earnings” mean the net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the formation of the Company and the Initial Public Offering, including the initial and additional underwriting discounts and commissions, (iii) the incentive fee, (iv) real estate depreciation and amortization, (v) any unrealized gains or losses from mark to market valuation changes (other than permanent impairment) that are included in net income, (vi) one-time events pursuant to changes in GAAP and (vii) non-cash items which in the judgment of management should not be included in Core Earnings. For clauses (vi) and (vii), such exclusions only applied after discussions with the Independent Directors and approval by a majority of the Independent Directors.

We calculate funds from operations (“FFO”) in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures.

We compute core funds from operations (“Core FFO”) by adjusting FFO for the following items, including our share of these items recognized by our unconsolidated partnerships and joint ventures: (i) stock compensation expense; (ii) effects of straight-line rent revenue and straight-line rent expense on ground leases; (iii) amortization of acquired above- and below-market lease values; (iv) amortization of deferred financing costs and debt premiums and discounts; (v) unrealized fair value gains or losses on derivative instruments and on foreign currency remeasurements; and (vi) acquisition-related expenses, merger and integration costs.

FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. Our calculations of FFO and Core FFO may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.

Core Earnings

	Three Months Ended March 31,
(In thousands, except per share data)	2015		2014
Net income attributable to common stockholders	$3,557		$16,375
Adjustments to net income attributable to common stockholders to reconcile to Core Earnings:
Noncash equity compensation expense	5,986		4,160
Depreciation and amortization expense, net of amounts attributable to noncontrolling interests	24,526		6,609
Net unrealized loss on derivatives	565		2

Core Earnings	$34,634		$27,146

Core Earnings per share—Basic	$0.31		$0.33

Core Earnings per share—Diluted	$0.31	(1)	$0.33	(1)

Weighted average number of common shares outstanding used for Core Earnings per share—Basic	109,415		80,952

Weighted average number of common shares outstanding used for Core Earnings per share—Diluted	125,633	(1)	95,813	(1)

(1)	For the three months ended March 31, 2015 and 2014, included in the calculation of diluted Core Earnings per common share is the effect of adding back $4.2 million and $4.3 million, respectively, of interest expense associated with convertible senior notes and 16,218,400 and 14,860,800 weighted average dilutive common share equivalents, respectively, for the assumed conversion of the convertible senior notes. The effect of the assumed conversion for the stated periods was antidilutive to net income per common share but dilutive to Core Earnings per common share.

Funds from Operations and Core Funds from Operations

	Three Months Ended March 31,
(In thousands, except per share data)	2015	2014
Net income attributable to common stockholders	$3,557	$16,375
Adjustments for FFO:
Real estate depreciation and amortization	32,145	7,229
Impairment of real estate	1,544	61
Gain on sales of real estate	(179)	(4,473)
Less: Adjustments attributable to noncontrolling interests	(7,404)	(9)

FFO attributable to common stockholders	29,663	19,183

Additional adjustments for Core FFO:
Noncash equity compensation expenses	5,986	4,160
Straight-line rent revenue	(3,474)	(324)
Amortization of acquired above- and below-market lease intangibles, net	565	—
Amortization of deferred financing costs and debt premiums and discounts	5,889	1,736
Unrealized loss on derivatives	565	97
Acquisition-related expenses	14,276	4,627
Less: Adjustments attributable to noncontrolling interests	91	(836)

Core FFO attributable to common stockholders	$53,561	$28,643

FFO per share—Basic	$0.27	$0.23

FFO per share—Diluted	$0.27	$0.23

Core FFO per share—Basic	$0.49	$0.35

Core FFO per share—Diluted	$0.45	$0.34

Weighted average number of common shares outstanding used for FFO and Core FFO per share—Basic	109,415	80,952

Weighted average number of common shares outstanding used for FFO per share—Diluted	125,633 (1)	80,952

Weighted average number of common shares outstanding used for Core FFO per share—Diluted	134,522 (2)	95,813 (2)

(1)	For the three months ended March 31, 2015, included in the calculation of diluted FFO per share is the effect of adding back $4.2 million of interest expense associated with convertible senior notes and 16,218,400 weighted average dilutive common share equivalents, respectively, for the assumed conversion of the convertible senior notes. The effect of the assumed conversion for the stated periods was antidilutive to net income per common share but dilutive to FFO per common share.
(2)	For the three months ended March 31, 2015 and 2014, included in the calculation of diluted Core FFO per share is the effect of adding back $7.0 million and $4.3 million, respectively, of interest expense associated with convertible senior notes and 25,107,600 and 14,860,800 weighted average dilutive common share equivalents, respectively, for the assumed conversion of the convertible senior notes. The effect of the assumed conversion for the stated periods was antidilutive to net income per common share but dilutive to Core FFO per common share.